EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Embecta Corp. 2022 Employee and Director Equity-Based Compensation Plan, as amended, of our report dated July 31, 2026, with respect to the consolidated financial statements of Owen Mumford Holdings Limited as of and for the year ended September 30, 2025 included in the Current Report on Form 8-K/A of Embecta Corp., dated July 31, 2026, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Bristol, United Kingdom

August 7, 2026